UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): April 14, 2009

CHINA FORESTRY, INC.
(Exact name of registrant as specified in its charter)

Nevada
(State or Other Jurisdiction of Incorporation)

0-25765
(Commission File Number)

87-0429748
(I.R.S. Employer Identification No.)

Room 517, No. 18 Building
Nangangjizhoing District
Hi-Tech Development Zone
Harbin, Heilongjiang Province, People’s Republic of China
(Address of principal executive offices, including zip code.)

011-86-0451-87011257
(Registrant's Telephone Number, Including Area Code)

This Current Report on Form 8-K is filed by China Forestry, Inc., a Nevada corporation (the “Registrant”), in connection with the items set forth below.

ITEM 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On April 14, 2009, the Board of Directors of the Registrant announced the election of Mr. Xiancheng Yang to the Board of Directors of the Registrant, which increases the number of directors from four to five.

Mr. Yang has over 30 years of experience in China’s forestry industry. From 2004 to date he has served as a Director of the Railway Management Department of the Tieli Forestry Bureau.  Until 2004 he served as the General Manager of Dongfanghong Timberland department under the Tieli Forestry Bureau.  In 1976, he joined the Xiangyang Timberland department of the Tieli Forestry Bureau, and he was appointed Division Manager of the Xiangyang Timberland department.

The Registrant discloses that there are no arrangements or understandings between Mr. Yang and any other persons pursuant to which Mr. Yang was selected as a director.  In addition, Mr. Yang has not been appointed to nor is he expected to serve on any committees of the Board of Directors of the Registrant.

The Registrant discloses that there are no material plans, contracts or arrangements (whether or not written) to which Mr. Yang is a party or in which he participates that is entered into or a material amendment in connection with the triggering event or any grant or award to Mr. Yang or modifications thereto, under any such plans, contracts or arrangements in connection with Mr. Yang’s position as a director.

The Registrant discloses that there are no transactions since the beginning of its last fiscal year, or any currently proposed transaction, in which the Registrant was or is to be a participant and the amount involved exceeds $120,000, and in which Mr. Yang had or will have a direct or indirect material interest.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

China Forestry, Inc.

Date: April 14, 2009	By:	/s/ Yuan Tian
Yuan Tian
Chief Executive Officer